UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 23, 2011

PERVASIP CORP.
(Exact name of registrant as specified in its charter)

New York	000-04465	13-2511270
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

75 South Broadway, Suite 400
White Plains, NY 10601
 (Address of principal executive offices)

(914) 620-1500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13-4(e) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

Effective November 23, 2011, Pervasip Corp. (the “Company”) completed an agreement (the “Agreement”) with a private investor (the “Investor”) in connection with the purchase of outstanding convertible debentures from a debenture holder (“Holder”).  The Holder sold $400,004 in convertible debentures, which had conversion rights into shares of the Company’s common stock (the “Common Stock”) at conversion rates ranging from a 30% to a 45% discount to the market price of the Common Stock (the “Debentures”).

In connection with the Agreement, on November 23, 2011 (the “Closing Date”), the Company cancelled the Debentures and issued a promissory note (the “Note”) in favor of the Investor, in the principal amount of $400,004 (the “Principal Amount”), at an interest rate of 6% per annum.  All principal and interest shall be due and payable three calendar years from the Closing Date (the “Maturity Date”).  The Company at its option shall have the right to prepay a portion or all outstanding principal of the Note at a 120% premium.  At any time on or prior to the Maturity Date, any amount of the unpaid Principal Amount may be converted into shares of the Company’s common stock (“Common Stock”). The Company granted the Investor fixed conversion rights at a conversion rate of approximately $0.006 and the Investor has agreed to not sell any Common Stock for a one-year period.  In no event shall the Investor or its affiliates beneficially own more than 49% of the outstanding Common Stock of the Company.  In the event the Investor or its affiliates acquires greater than 49% of the outstanding Common Stock, either before or after conversion of the Note, any such excess Common Stock shall be immediately cancelled.  Under the terms of the Agreement, the Investor has no registration rights.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As more fully described in Item 1.01, on the Closing Date, the Company entered into the Note in favor of the Investor. The Note is a debt obligation arising other than in the ordinary course of business which constitutes a direct financial obligation on the Company.

Item 3.02 Unregistered Sales of Equity Securities.

See Item 1.01 above.

In addition, the Company is relying on an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”) for the private placement of our securities pursuant to Section 4(2) of the Act and/or Rule 506 of Regulation D promulgated thereunder.  The transaction does not involve a public offering, the Investor is an “accredited investor” and/or qualified institutional buyer and has access to information about us and its investment.

Item 3.03 Material Modification to Rights of Security Holders.

On November 28, 2011, the Company filed a Certificate of Designation with the New York Department of State pursuant to which the Corporation set forth the designation, powers, rights, privileges, preferences and restrictions of the Series C Preferred Stock.  Among other things, each one share of Series C Preferred Stock shall have voting rights equal to (x) 0.019607 multiplied by the total issued and outstanding shares of Common Stock eligible to vote at the time of the respective vote (the “Numerator”), divided by (y) 0.49, minus (z) the Numerator.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERVASIP CORP.

Date: December 1, 2011	By:	/s/ Paul H. Riss
Name: Paul H. Riss
Title: Chief Executive Officer